EXHIBIT 99

NEWS:

The Sherwin-Williams Company — 101 West Prospect Avenue —

Cleveland, Ohio 44115 — (216) 566-2140

The Sherwin-Williams Company Updates 2014 Full Year Guidance,

Provides Preliminary Expectations for 2015

CLEVELAND, OHIO, December 12, 2014 - The Sherwin-Williams Company (NYSE: SHW) announced updated 2014 full year guidance for sales and diluted net income per common share and released preliminary expectations for 2015 sales and earnings per share.

For the full year 2014, the Company expects consolidated net sales to increase approximately nine percent compared to full year 2013. With annual sales at that level, the guidance range for 2014 diluted net income per common share was narrowed to $8.75 to $8.80 per share compared to $7.26 per share earned in 2013. This annual guidance includes the expectation that the Comex paint stores acquisition will negatively impact diluted net income per common share $.28 per share in 2014. The 2014 annual guidance also includes initial start-up expenses related to the HGTV HOME™ by Sherwin-Williams paint program at Lowe’s that were not included in our previous 2014 annual guidance. In addition, expenses were incurred in the fourth quarter related to increased environmental remediation cost estimates. The paint program start-up expenses and environmental costs exceeded the titanium dioxide settlement of approximately $21 million received in the fourth quarter, which was disclosed in Management’s Discussion and Analysis in our third quarter 2014 10-Q.

For the full year 2015, the Company expects consolidated net sales to increase seven to eleven percent compared to full year 2014. With annual sales at that level, anticipated diluted net income per common share for 2015 will be in the range of $10.65 to $10.85 per share. This 2015 earnings per share range includes our expectation that the HGTV HOME by Sherwin-Williams paint program at Lowe’s will increase sales by a low single digit percentage in the year and will be modestly accretive to diluted net income per common share in 2015.

The Company will conduct a conference call to discuss the Lowe’s paint program and its outlook for the full year 2014 and 2015, at 11:00 a.m. EST on Friday, December 12, 2014. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the December 12th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Thursday, January 1, 2015 at 5:00 p.m. EST.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, HGTV HOME™ by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Purdy®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

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